Exhibit 10.4

JOINT AMENDMENT to AWARD AGREEMENTS (Eligible Retirees)

TOMPKINS FINANCIAL CORPORATION
2009 EQUITY PLAN
AND
2019 TOMPKINS FINANCIAL CORPORATION
EQUITY INCENTIVE PLAN

July 10, 2023

[address]

Dear Greg:

I am pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Tompkins Financial Corporation (“we” or the “Company”) has established a post-retirement vesting program for eligible retirees (the “Program”). This Program is implemented through this Joint Amendment to Award Agreements under the Tompkins Financial Corporation 2009 Equity Plan and 2019 Tompkins Financial Corporation Equity Incentive Plan (the “Amendment”) covering certain of your unvested restricted stock awards that are outstanding at the time of your retirement date. This Amendment describes the terms and conditions on which this Program is offered; if you wish to accept this Amendment and participate in the Program, please countersign where indicated below. Any awards not identified herein will continue to be governed by their award agreements and 2009 Equity Plan or the 2019 Equity Incentive Plan, as amended and as applicable.

Initial Eligibility: Company employees who are in good standing on their retirement date, and who also satisfy both of the following criteria on their retirement date, are eligible for the Program (the “Eligible Retirees”): Employees Age 55 with 10 years of service and Age + Service = 75 years.

Covered Awards: This Amendment amends the following Award Agreement(s) covering the below shares of unvested restricted stock as of your retirement date (the “Unvested Awards”):

Please note that we will withhold the number of shares from the total gross distribution set forth above sufficient to cover your taxes based on the closing price of our common stock on your retirement date.

Vesting: Unvested Awards held by Eligible Retirees which are listed in the chart above shall vest as of your retirement date but will be paid and distributed for a period of three (3) years following your retirement date (the “Special Distribution”), unless such distribution is forfeited in accordance with this Agreement. Neither this Amendment nor the Special Distribution shall affect the exercise periods for equity awards which vested on or prior to your retirement date, the exercise periods of which are governed by the 2009 Equity Plan or the 2019 Equity Incentive Plan, as amended and as applicable.

Program Covenants: Your Special Distribution will be immediately terminated and forfeited if at any time prior to, on, or during the three (3) year period immediately following your retirement date, you engage in Competition with the Company. “Competition with the Company” shall occur if you, directly or indirectly, (a) come to own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any other manner with, any business (but which shall exclude your ownership of less than 1% of any class of equity or debt security of a publicly-traded competing business) which, in the judgment of the Committee, is in substantial competition with the Company, including any of its affiliates or subsidiaries and which is located within, or is actively directing marketing efforts within, ten (10) miles of any location of the Company or any of its subsidiaries, (b) solicit customers of the Company or any of its subsidiaries to reduce or stop doing business with the Company or any of its subsidiaries, or initiate any customer contact, for any reason, except for social contact with customers with whom you have a long-standing social or familial relationship, and such contact leads to the Company/subsidiary’s loss of business or business opportunities, or (c) solicit employees of the Company or any of its subsidiaries to leave such employment, or offer employment to employees of the Company or any of its subsidiaries, or initiate any employee contact, for any reason, except for social contact with employees with whom you have a long-standing social or familial relationship, and such contact leads to the Company/subsidiary’s loss of such employee’s services.

Forfeiture: Your participation in the Program will be terminated, and any remaining Unvested Awards shall expire and any rights thereunder shall terminate immediately, in the event that the Committee determines, in its sole discretion, that (i) you have breached the Program Covenants described above, and/or (ii) you engaged in conduct in violation of Company policies and procedures (including without limitation conduct which caused, or reasonably could have resulted in, consumer harm), or exposed the Company to imprudent business, compliance or reputational risks through your conduct.

Other Agreements: To the extent that you have previously executed any agreement(s) in favor of the Company (or any of its subsidiaries) that contain restrictive covenants (the “Existing Agreement(s)”), you understand and agree that this Amendment shall not limit, terminate or otherwise amend such Existing Agreements. By signing below, you agree to be bound by the Program Covenants with respect to your Performance Share Award Agreement dated November 9, 2022.

The Employee and the Company hereby execute and deliver this Amendment.

Employee Signature:	/s/ Gregory J. Hartz
Name:	Gregory J. Hartz
Date:	July 10, 2023

TOMPKINS FINANCIAL CORPORATION

By: /s/ Christopher Chinici

Name/Title: Christopher Chinici / VP, Total Rewards